Filed Pursuant to Rule 424(b)(2)
Registration No. 333-146980

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering price	Aggregate	Amount of
to be Registered	Registered	Per Security	Offering Price	Registration Fee(1)
2.75% Convertible Senior Notes due 2037	$180,000,000	100%	$180,000,000	$5,526
Common Stock, $1.00 par value	(2)			(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)	There is also registered hereby an indeterminate number of shares of common stock into which the notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 29, 2007

$160,000,000

2.75% Convertible Senior Notes due 2037

We are offering $160,000,000 aggregate principal amount of our 2.75% Convertible Senior Notes due 2037, or the “notes.” The notes will bear interest at a rate of 2.75% per year (such interest rate subject to reduction as described below). Interest on the notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2008. The notes will mature on November 1, 2037. Beginning on November 1, 2012, during any six-month period thereafter from November 1 to April 30 and from May 1 to October 31, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes, we will reduce the 2.75% interest rate for the notes to 2.25% solely for the relevant interest period.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the applicable conversion rate (as defined herein). The initial base conversion rate for the notes will be 47.6954 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial base conversion price of approximately $20.97 per share of our common stock. The applicable conversion rate for any notes to be converted will be the sum of the daily conversion rate fractions (as defined herein) for each of the 20 trading days in the relevant observation period (as defined herein). If the last reported sale price of our common stock on any trading day in the observation period is less than or equal to the base conversion price, then the daily conversion rate fraction for such trading day will be equal to 1/20th of the base conversion rate. If the last reported sale price of our common stock on any trading day in the observation period is greater than the base conversion price, then the daily conversion rate fraction for such trading day will be subject to increase based on a formula set forth in this prospectus supplement. The base conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued but unpaid interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with such corporate transactions by a number of additional shares of common stock as described in this prospectus supplement.

We may redeem the notes, in whole or in part, for cash at any time on or after November 1, 2012. Holders may require us to repurchase all or a portion of their notes for cash on November 1, 2012, November 1, 2017, November 1, 2022, November 1, 2027 and November 1, 2032 at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest to, but excluding, the repurchase date.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations, will rank equal in right of payment with our other senior unsecured debt and will rank senior to all of our subordinated debt. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-25.

Our common stock is listed on the New York Stock and Chicago Stock Exchanges under the symbol “CHB.” On October 29, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $11.52 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

See “Risk Factors” beginning on page S-16 of this prospectus supplement.

		Underwriting	Proceeds to
	Price to	Discounts and	Champion
	Public(1)	Commissions	(before expenses)

Per Note	100%	2.75%	97.25%
Total	$160,000,000	$4,400,000	$155,600,000

(1)	Plus accrued interest, if any, from November 2, 2007

The underwriter has a 13-day option to purchase a maximum of $20,000,000 additional principal amount of the notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes, in book-entry form, will be made on or about November 2, 2007.

Credit Suisse

The date of this prospectus supplement is October 29, 2007.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and risks related to an investment in the notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering, and a discussion of risks our business faces. If the description of this offering of notes varies between this prospectus supplement and the accompanying prospectus, you should rely only on the information contained or incorporated by reference in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since any of those respective dates. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before making your investment decision. Unless otherwise indicated herein, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes described herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, may contain forward-looking statements that involve risks and uncertainties. You can identify such forward-looking statements by the use of terms such as “expect,” “believe,” “may,” “could,” “estimate,” “intend” or similar words or phrases. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in the accompanying prospectus supplement and are disclosed in the information incorporated by reference in this prospectus, including in Item 1A. Risk Factors, of our Form 10-K for the fiscal year ended December 30, 2006. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding whether to invest in our notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections beginning on page S-16 of this prospectus supplement and page 9 of our Annual Report on Form 10-K for the year ended December 30, 2006, as well as our consolidated financial statements and the related notes incorporated by reference.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “Champion,” “we,” “us,” “our” or similar references mean Champion Enterprises, Inc. and its subsidiaries.

Our Company

We are the second largest producer of manufactured homes in North America, the largest producer of modular homes in North America and the largest producer of modular structures in the United Kingdom, based on revenues. We currently operate 28 North American manufacturing facilities in 16 states and two provinces in western Canada, and four manufacturing facilities on one site in the United Kingdom. We also operate 16 retail sales offices located throughout the state of California, which sell manufactured homes to consumers primarily targeted to be permanently sited in leased land communities.

Manufactured homes are single-family dwellings that are built in sections in a controlled factory environment and constructed in compliance with the federal Manufactured Home Construction and Safety Standards, or the HUD Code. Manufactured homes are built and transported to the home site on a steel chassis, which forms a permanent part of the floor structure. Modular homes are either single or multi-family dwellings that are also built in sections in a controlled factory environment but are constructed in compliance with applicable local and regional building codes. Modular homes are generally built with wood floors, which are similar to those found in traditional on-site construction, then transported to the home site on a special carrier and set on a permanent foundation using a crane. Our North American manufactured and modular homes are generally wood-framed structures, typical of the housing and low-rise commercial construction markets in North America.

The modular structures we build in the United Kingdom are steel-framed and typically built for use as prisons, military accommodations, hotels and high-density residential buildings. While much of the factory construction process in the United Kingdom is similar to that found in our North American facilities, the end use for the units is significantly different. Steel-framed modular units offer the ability to produce high-rise and multi-story structures not generally possible with wood. In the United Kingdom, our business is involved in significant levels of site-work, including operating as general contractor and engaging the services of sub-contractors for a variety of on-site functions, including set up and completion of our modular buildings.

Our strategy over the last several years has been focused on improving margins and cash returns in our core manufactured housing business and redeploying our cash resources to grow and diversify the company. While we are a focused “pure play” manufacturer, without the distraction of vertical integration, we have diversified by increasing our domestic modular penetration and adding a strong international modular platform. We expect to continue driving this strategy forward over the next several years.

2004 revenue breakdown ($1,150 million total)(1)

($ in millions)

(1)	Presented as originally reported before the subsequent reclassification of traditional retail operations in 2005

(2)	HUD-Code revenues include revenues from the sale of Canadian code units, retail segment revenues, other manufacturing segment revenues, reduced by intercompany sales elimination

Revenue breakdown during the twelve months ended September 29, 2007
($1,249 million total)

($ in millions)

(1)	HUD-Code revenues include revenues from the sale of Canadian code units, retail segment revenues, other manufacturing segment revenues, reduced by intercompany sales elimination

Manufactured and modular buildings have many advantages over site-built structures, including shorter construction times, less site disruption, better cost predictability, high and consistent quality standards as a result of the controlled manufacturing process and consequently total cost advantages.

•	We do not purchase land for development, which recently has triggered substantial inventory write-downs at traditional homebuilders.

•	We do not engage in speculative building, but manufacture our homes to fill existing orders and within an average time to build of only 3 to 7 days.

•	Our $82 million of total inventories as of September 29, 2007 represent only 7% of our $1,249 million of sales in the twelve months ended September 29, 2007.

•	We do not provide consumer financing.

While the difficult conditions in the U.S. housing market have adversely impacted our domestic manufactured and modular housing business, we believe that industry-wide manufactured housing shipments will likely reach bottom in 2007, with an estimated 100,000 units shipped representing the lowest level of annual manufactured housing shipments in 46 years, according to the Manufactured Housing Institute. Our strong international modular business that generated revenue growth of 176% in the third quarter 2007 compared to the third quarter 2006 allowed us to increase our total revenues by 3% year over year in the third quarter 2007, despite the challenging U.S. market environment. With a record backlog of approximately $275 million, our international operations are expected to continue to help us mitigate weaknesses in the domestic housing markets.

Industry Overview

Manufactured Homes

Factory-built homes have been a significant part of the North American housing industry over the last 50 years, and include both manufactured and modular homes. According to statistics published by the Institute for Building Technology and Safety and United States Department of Commerce Bureau of Census, or the USDOC, since 1980, industry shipments of manufactured housing has represented approximately 22% of new single-family home starts in the United States on average. Most recently, this percentage has declined to only 8% in 2006 and 9% on average over the last five years. We believe that manufactured homes declined as a percentage of new single-family home starts in part because of a shift in the relative ease with which consumers could obtain financing for site-built homes. USDOC estimates that in 2005 approximately 18 million people lived in manufactured homes in the United States.

For decades, the manufactured housing industry has been marked by sharp cyclicality. Following the United States recession in the early 1990s, the manufactured housing industry experienced a period of substantial growth as total wholesale shipments increased from approximately 171,000 homes in 1991 to a peak of over 373,000 homes in 1998. Growth during this period was driven by the introduction of new multi-section designs that appealed to a broader range of customers, a significant increase in the number of retail sales locations and related inventory, and an increase in the availability of consumer financing, including financing for lower-income and higher-risk borrowers, much of which has since been curtailed.

Since the peak in 1998, industry shipments have declined over 70% to approximately 98,000 homes during the last twelve months ended August 31, 2007, the lowest level of annual manufactured housing shipments since 1961. Related industry capacity has declined as well. While average annual shipments of manufactured homes over the last several decades have been in the range of approximately 200,000-250,000 homes, the peak in 1998 was largely driven by the availability of aggressive financing programs for consumers coupled with a rapid expansion in the number of retail sales locations, which had the effect of significantly increasing the number of manufactured homes sold to retailers for stocking purposes and resulting in high levels of retailer inventory. Beginning in 1999, consumer lending standards and loan terms for the purchase of manufactured homes tightened substantially, which resulted in sharp declines in annual home sales. According to the Manufactured Housing Institute, the total number of factories producing manufactured homes has been reduced from a high of approximately 330 in 1999 to a current level of approximately 200. In addition, the number of retail sales locations has declined from an estimated high of approximately 9,500 locations in 1999 to an estimated 4,000 locations today.

While the availability of financing and the credit and loan terms available to consumers for the purchase of manufactured homes have been relatively stable over the last several years, industry shipments have continued to decline, which was further exacerbated by the relative ease of credit in mortgage markets for site-built homes. Low or no down payment programs, low initial or “teaser” interest rates, extended loan terms and sub-prime credit programs have made traditional mortgages for the purchase of site-constructed homes easier for consumers. More recently, financing for site-built homes has become more difficult to obtain. We believe that if this persists, it could have a positive effect on sales of manufactured homes once inventory levels of existing site-built homes decline.

Modular Homes

Throughout its history, the modular housing industry has been less cyclical than the manufactured housing industry and has performed more in line with trends in the broader United States housing market. For many years, modular housing has accounted for approximately 2-3% of total United States housing starts. Over the last several decades, manufactured housing has been dominated by larger, multi-plant operators. In contrast, modular housing has typically been built by small, generally single plant manufacturers, who serve a local or small regional market. The modular housing industry saw steady growth from 1999 through 2005, with modular starts increasing over 30% while the United States housing market expanded and home ownership levels in the United States reached new highs. Although, modular starts declined modestly in 2006 and 2007 along with the broader housing market, modular construction techniques continue to gain traction. In addition, as a greater number of large and better-capitalized manufacturers like us increase their participation in the modular housing industry and are able to provide capital for growth and expansion, we expect continued growth in this market segment.

Modular home starts totaled approximately 38,000 in 2006 and approximately 16,000 in the first six months of 2007, many of which were concentrated in the northeast, mid-west and mid-Atlantic regions of the United States. We believe that this geographical concentration is, in part, driven by the fact that two of the primary advantages of modular homes relative to traditional site-constructed homes are speed of construction and less site disruption, making modular construction particularly well suited for scattered site development and urban infill situations, which are more often found in these regions. Additionally, markets with a relatively short building season due to winter weather conditions stand to benefit from the shorter cycle times of modular construction. As a result, a large percentage of modular manufacturers are located in these regions of the United States.

Commercial Modular

While modular construction of single and multi-family homes represents the segment of the modular construction industry that we have been most focused on historically, we also have a small presence in the commercial modular industry. The commercial modular industry is estimated by the Modular Building Institute, or MBI, to be larger than the modular housing industry. MBI estimates that, in 2005, approximately 168,000 modular floors were produced for commercial construction applications. MBI estimates that from 1999 to 2005 the commercial modular industry grew from just over $3 billion in total revenues to an estimated $4.2 billion. Like the modular housing industry, the commercial modular marketplace has been and continues to be dominated by small, generally single-factory operators that serve a local or small regional market. Very few participants in this market operate multiple factories that are able to serve a broader geographic marketplace.

Commercial modular construction in North America is generally bifurcated into two primary types of manufacturers. Wholesale or indirect manufacturers account for roughly half of the industry by total revenues. These manufacturers sell primarily through other resellers and generally do not participate in turnkey projects. Primary products in this segment tend to be temporary buildings aimed at the office trailer and education markets. Direct manufacturers account for the remaining production, selling direct to end users and/or general contractors typically constructing permanent, custom modular buildings. The primary market segments addressed by direct manufacturers include the education market and multi-family residential construction. Modular construction for military applications such as barracks, maintenance facilities, dining facilities and other buildings are constructed by both wholesale and direct manufacturers. While a small number of steel and concrete modular manufacturers participate in this market, the dominant form of construction continues to be wood-framed buildings.

The modular construction industry in the United Kingdom differs somewhat from that in North America in that relatively few single-family homes are constructed using modular techniques. Rather, the modular construction industry in the United Kingdom tends to be concentrated almost exclusively in the commercial construction arena. The modular market in the United Kingdom can generally be segmented into three major categories: temporary buildings (generally comprised of leased units), semi-finished permanent buildings and complete, custom permanent buildings. Our operations in the United Kingdom are focused on the custom permanent buildings segment of the market.

While industry data in the United Kingdom is not readily available, our studies show that growth in the modular industry over the last decade has been fairly steady and robust at an average of approximately 6.5% per annum. This growth has been driven in large part by substitution of modular construction for traditional site-based construction as a result of the advantages presented by modular construction techniques. The advantages of modular construction relative to traditional construction most cited in our studies of this market include speed of construction, factory quality, fewer time and cost overruns, less on-site disruption and, in certain applications, cost advantages.

The United Kingdom custom permanent buildings segment in which we participate is typically segmented into the following product categories: hotels, prisons, private housing, social housing, education, health, retail and military. We currently participate primarily in the prison, hotel, residential, and military segments of the market. Two of our largest market segments (prisons and military construction) are driven primarily by public sector spending. While each of these segments has seen significant growth over the last several years, we have worked to diversify into other segments, such as hotels and residential construction, in an effort to be less dependent on public spending in the future. Each of these market segments has seen strong, consistent growth over the last several years.

Competitive Strengths

We possess a number of strengths which we believe enable us to effectively compete in our industries, including:

•	Market Experience and Leading Market Positions. We have been in the factory-built housing business since 1953 and have operated through a number of business and economic cycles. As a result, we have vast experience at both expanding and contracting our business depending on market conditions. We hold leading market positions in each of the industries we serve and the size and scope of our operations better enables us both to withstand cyclical or regional downturns and take advantage of cyclical or regional growth opportunities.

•	Diversity of Operations. Our business is diversified geographically and is becoming increasingly diversified from a product and market standpoint. Our operations span the entire United States, with 26 plants located in 16 states serving customers throughout the 48 contiguous states. We also operate two plants in western Canada and sell a variety of products from the United States into both eastern and western Canada. In addition, we have a large and growing presence in the United Kingdom, where we operate four plants serving primarily England and, to a lesser degree, Ireland. We also operate in several different product segments. While our primary line of business continues to be producing manufactured housing in North America, we have built a significant market presence in the modular housing industry and are working to expand our presence in the North American commercial modular industry. Our products also include steel-framed modular structures produced for a variety of commercial uses in the United Kingdom. This broad and increasingly diversified presence enables us to better withstand regional economic declines as well as industry or product declines. Furthermore, with the established, diversified footprint that we have built, we are well positioned to achieve an even greater diversity of operations in the future.

•	Scale — Driven Efficiencies Make Us a Low Cost Producer. We believe that our market leading positions in the industries we serve allow us to purchase a majority of the raw materials used in our production facilities at advantageous prices relative to many of our competitors. Because raw material purchases are a significant cost driver, often up to half of our net sales, we believe that this purchasing power is a significant competitive advantage. In addition, our scale provides us with a deep management talent pool, which helps us to quickly improve troubled operations, and improve our manufacturing techniques using best practices, which are broadly shared throughout the company. We believe that these scale driven efficiencies make us a low cost producer with the ability to drive out superior margins relative to our competition.

•	Focused Business Model. While we continue to seek additional geographic and product diversification, our core competency is building modular structures in factories. Our business model is focused on leveraging our core manufacturing competency across a variety of locations and industries. We are not vertically integrated and are not therefore distracted by non-core operations. Our focused business model is structured to generate superior cash returns on invested capital, which we believe is a key competitive strength.

•	Experienced and Diverse Management Team. Our executive management team is well entrenched but drawn from varied and unique backgrounds, which we believe provides us with the critical knowledge, insight and expertise necessary to grow, further diversify our operations and deliver our strategic objectives over the long term. Our operating management, while less varied in terms of background, has significant industry and product experience, which allows us to leverage an appropriate mix of specific industry knowledge against the broader based expertise of our executive management in delivering our strategic objectives. We believe that we possess a unique competitive strength given this combination of both experience and diversity of our management team.

Business Strategy

We believe that developing and communicating a focused and aggressive, yet achievable, long-term strategy is a critical element of executive management’s responsibilities. We maintain and actively update our long-term strategic plan and communicate our goals and objectives throughout our company to attain the buy-in and support of our board of directors and each of our employees and associates.

The guiding principals of our strategy are clear and simple. We seek market-leading growth by leveraging our core manufacturing skills to further diversify from our historical dependence on producing manufactured homes in North America. We expect to do this while delivering superior cash returns on invested capital and employing reasonable financial leverage to drive this growth and diversification.

More specifically, the key elements of our business strategy include:

•	Stabilize and Grow Our Core Manufactured Housing Business. Our core business, since 1953, has been producing high quality, affordable manufactured homes in North America. While this industry has been under pressure for over eight years, we believe that our products present consumers with an attractive, high quality, lower cost alternative to traditional site-constructed homes. While we are not a market share driven company, we intend to grow our sales in this segment in a profitable, cash-generating manner, which is driven by our continued focus on improving factory efficiencies, operating margins and cash flow. We will work to continually strengthen our distribution by partnering with strong, reputable independent retail partners. To do this, our programs must remain fresh and market leading and our products must be reasonably priced with attractive features and options.

•	Grow Our Domestic Residential Modular Business. We intend to grow our domestic residential modular business by expanding our distribution primarily through builders and developers. We expect that this growth will be both organic as a result of increased distribution through our existing facilities and through acquisitions of modular companies that meet our objectives. Our primary competition for modular homes is new site-constructed homes. We are continually refining our sales and marketing outreach efforts in an attempt to attract the small to mid-sized builders and developers for whom the benefits of modular construction are most attractive. In order to gain a larger share of new housing starts, modular homes must be competitive with similarly priced site-constructed homes in terms of quality, options and amenities offered, and overall product appeal, while offering other benefits to our builder/developer partners such as speed, lower all-in cost, higher returns on capital, greater time and cost predictability and comparative ease of management. We do not generally compete in the same markets as the large public site-builders.

•	Increase Our Presence in the Domestic Commercial Modular Industry. Our presence in the domestic commercial modular industry is relatively limited today. While we have successfully completed a number of commercial projects, we do not currently have a significant on-going presence in this market. We believe that commercial modular is a natural extension of our manufactured and modular housing businesses in that the core manufacturing process is substantially the same. Because this market presents a good, well-aligned, strategically attractive growth opportunity, we are devoting resources to growing our share of this market. We are adding human resources experienced in various commercial construction capacities, including business development, project management and contracting skills. We also plan to introduce steel-framed construction techniques in this market, leveraging the expertise of our United Kingdom operations. We believe that this technology could have the benefit of expanding the overall market and increasing our penetration.

•	Expand Our International Commercial Modular Footprint. Through our acquisition of Calsafe Group (Holdings) Limited and its operating subsidiary, Caledonian Building Systems Limited, or Caledonian, in the United Kingdom in 2006, we immediately established a market leading footprint in the United Kingdom modular construction industry. The acquisition of Caledonian also gave us access to new and important skills and technologies, which we believe include critical elements of the foundation of our growth and diversification strategy. The United Kingdom modular market has seen growth and expansion over the last decade which we believe will continue. We intend to grow this business both organically and through targeted acquisitions that meet our objectives. Because Caledonian has a strong cash generating business model, we expect that much of the growth in the segment could be self funded. We also intend to explore markets beyond the United Kingdom for eventual expansion.

•	Evaluate and Enter Select International Residential Modular Markets. We are in the process of evaluating potential acquisition candidates and other market entry opportunities outside of North America in the modular construction industry. We believe that a number of European countries have attractive, well-developed modular housing industries which could include attractive acquisition targets. We will seek to establish a footprint in the modular business outside of North America from which we can further expand and grow. On a long-term basis, we believe that the modular housing business could also be attractive in other lesser developed countries and countries such as China and Russia, which are experiencing rapid economic growth and strong housing demand. However, we do not envision a rapid entry into these markets, rather a gradual international expansion after establishment of a strong, leveragable footprint. We have completed select market studies and plan to continue to devote financial and human resources to this effort.

•	Maintain and Improve our Existing Retail Operation. We have a small, non-traditional, non-core retail operation, which today operates sales locations throughout the state of California. While our strategy does not contemplate acquisitions or aggressive expansion of this non-traditional retail model, we do plan to grow and improve our current operations. We believe that California is an attractive market for manufactured housing and that this retail business will continue to contribute to our overall results. Our focus in the near term is on improving our returns on invested capital as the California market struggles through a housing correction. Over the long-term, however, we expect to devote the resources necessary to grow and improve this business consistently so long as the returns continue to meet our objectives.

Description of Concurrent Transactions

In connection with and subject to this offering of notes, we have commenced a tender offer to purchase for cash any and all of our outstanding 7 5/8% Senior Notes due 2009, which we refer to as the 2009 notes.

In connection with this offering of notes, we, together with our wholly-owned subsidiary, Champion Home Builders Co., and certain additional subsidiaries expect to amend our existing credit facility, effective upon the issuance of the notes and the commencement of the tender offer for our 2009 notes, to modify the interest rates in the credit facility and to allow for the issuance of the notes, the repurchase of the 2009 notes, and certain restructuring of our foreign subsidiaries, and, effective upon the repurchase of the 2009 notes, to modify certain financial covenants.

Approximately $97 million of the net proceeds from this offering will be used to:

•	repurchase any and all of the 2009 notes tendered in the offer to purchase including tender premium and accrued interest;

•	repay no less than $8 million of the outstanding principal, plus accrued interest, under our term loan due 2012; and

•	pay related fees and expenses.

The remaining proceeds will be used for general corporate purposes.

The amount of total indebtedness expected to be outstanding as a result of the transactions described above and this offering is approximately $326 million. The term “the transactions” refers to these transactions and the application of the proceeds therefrom.

Corporate Information

Our headquarters are located at 2701 Cambridge Court, Suite 300, Auburn Hills, MI 48326, and our telephone number is (248) 340-9090. Our website is www.championhomes.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

THE OFFERING

The following summary contains basic information about this offering and the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of the description of the notes included in this prospectus supplement, references to “the Company,” “the issuer,” “us,” “we” and “our” refer only to Champion Enterprises, Inc. and do not include any of our subsidiaries.

Issuer	Champion Enterprises, Inc., a Michigan corporation.

Securities	$160,000,000 aggregate principal amount of 2.75% Convertible Senior Notes due 2037 (the “notes”). We have also granted the underwriter a 13-day option to purchase a maximum of $20,000,000 additional principal amount of the notes solely to cover over-allotments, if any.

Maturity	The notes will mature on November 1, 2037, subject to earlier redemption, repurchase or conversion.

Interest	2.75% per year on the principal amount (such interest rate subject to reduction as described below) from November 2, 2007, payable semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2008. Beginning on November 1, 2012, during any six-month period thereafter from November 1 to April 30 and from May 1 to October 31, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes, we will reduce the 2.75% interest rate for the notes to 2.25% solely for the relevant interest period.

Unless the context requires otherwise, all references to the term “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues and is payable in connection with our failure to comply with our reporting obligations under the indenture as set forth below under “Description of the Notes — Events of Default.”

Conversion rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date for the notes.

Conversion settlement	Upon conversion, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the applicable conversion rate (as defined herein). See “Description of the Notes — Conversion Rights — Settlement Upon Conversion.”

In addition, following certain corporate transactions, we will increase the applicable conversion rate for a holder who elects to convert in connection with such corporate transactions by a number of additional shares of common stock as described under “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.”

You will not receive any additional cash payment, including any accrued but unpaid interest, upon conversion of a note except in circumstances described in “Description of the Notes — Conversion Rights — General.” Instead, interest will be deemed paid by the shares of common stock delivered to you upon conversion of a note.

Conversion rate	The applicable conversion rate for any notes to be converted will equal the sum of the daily conversion rate fractions for each of the 20 trading days in the relevant observation period (as defined below). The daily conversion rate fraction for each trading day in the relevant observation period will be determined as follows:

• if the last reported sale price (as defined under “Description of the Notes — Conversion Rights — General”) of our common stock on such trading day is less than or equal to the base conversion price (as defined below), the daily conversion rate fraction for such trading day will be equal to the base conversion rate divided by 20; and

• if the last reported sale price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to 1/20th of the following:

Base Conversion Rate +	(Last Reported Sale Price of our Common Stock on such Trading Day−Base Conversion Price) Last Reported Sale Price of our Common Stock on such Trading Day	x	Incremental Share Factor

In no event, however, will the daily conversion rate fraction for any day during the observation period exceed 1/20th of 86.8056 shares of our common stock (the “daily share cap”), subject to adjustment in the same manner as the base conversion rate as described herein.

The “base conversion rate” is 47.6954 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

The “base conversion price” is a dollar amount (initially, approximately $20.97) determined by dividing $1,000 by the base conversion rate.

The “incremental share factor” is initially 39.1102, subject to the same proportional adjustment as the base conversion rate.

The “observation period,” with respect to any note, means the 20 consecutive trading day period beginning on, and including, the second trading day after the conversion date for such note, except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date for the notes, the “observation period” means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day immediately preceding the maturity date for the notes.

Sinking fund	None.

Optional redemption	We may not redeem the notes before November 1, 2012. We may redeem the notes, in whole or in part, for cash on or after November 1, 2012, on at least 30 days’ but not more than 60 days’ notice by mail to holders of notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. We will make at least 10 semi-annual interest payments (including the interest payment on May 1, 2008) on the notes before we can redeem the notes at our option.

Repurchase right of holders	Holders may require us to repurchase all or a portion of their notes for cash on November 1, 2012, November 1, 2017, November 1, 2022, November 1, 2027 and November 1, 2032 at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Fundamental change	If we undergo a fundamental change (as defined under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, to, but excluding, the fundamental change purchase date. We will pay cash for all notes so purchased.

Ranking	The notes will rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to our subordinated debt, if any. The indenture pursuant to which the notes are issued does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $155 million, after deducting the underwriter’s discounts and commissions and estimated offering expenses, assuming the underwriter does not exercise its option to purchase additional notes to cover over-allotments. If the underwriter exercises its option to purchase additional notes to cover over-allotments in full, we estimate that the net proceeds from this offering will be approximately $175 million, after deducting the underwriter’s discounts and commissions and estimated offering expenses.

We intend to use approximately $97 million of the net proceeds from this offering to repurchase the 2009 notes tendered in the tender offer, to repay a portion of our outstanding principal and accrued interest under our term loan due 2012 and pay related fees and expenses. The remaining proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Our common stock is listed on the New York and Chicago Stock Exchanges under the symbol “CHB.”

U.S. federal income tax considerations	We will treat, and each holder will agree in the indenture to treat, the notes as “contingent payment debt instruments” for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes, which is the rate comparable to the rate at which we would borrow on a non-contingent, nonconvertible borrowing with terms otherwise similar to the notes. Based on such agreement, (i) each holder will be required to accrue interest at this rate, with the result that a holder will recognize taxable income significantly in excess of any cash received while the notes are outstanding and (ii) a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the notes. See “Certain United States Federal Income Tax Considerations.”

Risk factors	Investment in the notes involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement and the documents incorporated by reference before investing in the notes.

SUMMARY FINANCIAL INFORMATION AND OPERATING DATA

The following table summarizes our financial data for the periods and as of the dates presented. We derived the income statement, balance sheet and other financial data for each of the fiscal years ended December 28, 2002, January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006 from our audited consolidated financial statements. We derived the income statement, balance sheet and other financial data for the nine months ended September 30, 2006 and September 29, 2007 from our unaudited consolidated financial statements. In the opinion of management, the unaudited financial statements have been prepared on a consistent basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments and accruals, considered necessary for fair presentation. The results of operations for the nine months ended September 29, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending December 29, 2007. The information under “As Adjusted” in the balance sheet data below reflects the issuance of the notes offered in this offering and the receipt by us of the estimated net proceeds. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

											Nine Months Ended
	Fiscal Year										September 30,	September 29,
	2002		2003		2004		2005		2006		2006	2007
	(Dollars in thousands)										(Restated)

INCOME STATEMENT DATA
Net sales
Manufacturing	$1,150,638		$981,254		$1,002,164		$1,190,819		$1,195,834		$945,011	$717,994
International	—		—		—		—		90,717		58,077	188,704
Retail	250,277		130,366		110,024		135,371		117,397		93,712	57,657
Less intercompany	(156,704)		(109,686)		(97,900)		(53,600)		(39,300)		(33,100)	(16,500)

Total net sales	1,244,211		1,001,934		1,014,288		1,272,590		1,364,648		1,063,700	947,855
Cost of sales	1,077,045	(b)	866,020	(b)	843,261	(b)	1,055,749		1,147,032		895,677	803,074	(b)

Gross margin	167,166		135,914		171,027		216,841		217,616		168,023	144,781
Selling, general and administrative expenses	197,317		146,513		129,096		151,810		154,518		115,996	112,629
Goodwill impairment charges	97,000		34,183		—		—		—		—	—
Restructuring charges	40,000		21,100		3,300		—		1,200		1,200	1,100
Amortization of intangible assets	—		—		—		—		3,941		2,513	4,273
Mark-to-market charge (credit) for common stock warrant	—		3,300		5,500		(4,300)		—		—	—
(Gain) loss on debt retirement	(7,385)		(10,639)		2,776		9,857		398		—	—

Operating income (loss)	(159,766)		(58,543)		30,355		59,474		57,559		48,314	26,779
Net interest (expense)	(26,430)		(26,399)		(17,219)		(13,986)		(14,446)		10,295	11,616

Pre-tax (loss) income-continuing operations	(186,196)		(84,942)		13,136		45,488		43,113		38,019	15,163
Income tax expense (benefit)	53,500	(d)	(5,500)		(10,000	)(c)	3,300		(95,211	)(f)	(96,714)	2,019

(Loss) income-continuing operations	(239,696)		(79,442)		23,136		42,188		138,324		134,733	13,144
(Loss) income from discontinued operations	(15,859	)(a)	(23,642	)(a)	(6,125	)(a)	(4,383	)(a)	(16	)(a)	11	—

Net (loss) income	$(255,555)		$(103,084)		$17,011		$37,805		$138,308		$134,744	$13,144

OTHER FINANCIAL DATA
EBITDA(g)	$(138,614)		$(44,829)		$40,564		$70,212		$75,502		$61,246	$41,815
Cash flows provided by (used for) continuing operating activities	10,554	(e)	72,215	(e)	(7,319)		38,406		59,874		59,402	35,139
Cash flows (used for) provided by discontinued operations	(37,633)		(12,030)		(1,976)		15,438		1,201		1,168	285
Depreciation and amortization	21,152		13,714		10,209		10,738		17,943		12,932	15,036
Capital expenditures	6,063		5,912		8,440		11,785		17,582		14,279	5,494

						Nine Months Ended
	Fiscal Year					September 30,	September 29,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)					(Restated)

OTHER STATISTICAL INFORMATION
Number of employees at period-end	8,000	6,800	6,800	7,400	7,000	7,400	6,300
Homes sold
Manufacturing	32,460	25,483	22,978	23,960	21,126	16,907	11,735
Retail-new	6,006	3,432	687	748	629	495	295
Wholesale multi-section mix	82%	84%	85%	79%	80%	80%	78%
BALANCE SHEET DATA
Cash and cash equivalents	$77,381	$145,868	$142,266	$126,979	$70,208	$106,439	$111,282
Working capital(h)	77,624	73,487	109,170	112,065	59,980	91,100	82,816
Net property, plant and equipment	127,129	87,365	80,957	91,173	112,527	113,153	105,182
Total assets	728,091	528,300	517,042	566,654	800,615	886,781	873,495
Long-term debt	341,612	244,669	200,758	201,727	252,449	283,665	254,090
Redeemable convertible preferred stock	29,256	8,689	20,750	—	—	—	—
Shareholders’ equity	37,325	14,989	77,300	147,305	301,762	290,991	324,440

(a)	Discontinued operations consisted of the consumer finance business, which was exited in 2003, and 66 retail lots that were closed or sold in 2004 and 2005.

(b)	Included restructuring (credits) charges due to closing or consolidation of manufacturing facilities and retail sales centers of $0.2 million in 2007, $(1.3) million in 2004, $8.9 million in 2003 and $15.3 million in 2002 classified as cost of sales.

(c)	As a result of the finalization of certain tax examinations, the allowance for tax adjustments was reduced by $12 million.

(d)	Included recording a deferred tax asset valuation allowance of $101.5 million.

(e)	Included income tax refunds of $64 million in 2003 and $22 million in 2002.

(f)	Included a non-cash tax benefit of $101.9 million from the reversal of the deferred tax asset valuation allowance.

(g)	EBITDA consists of operating income or loss (income or loss before interest, income taxes and discontinued operations) and before depreciation and amortization. EBITDA as defined by us may not be comparable to similarly titled measures used by other companies. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), we believe it is a generally recognized measure of performance used in the housing industry and by analysts who issue reports on companies in the housing industry. Nevertheless, EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), net cash provided by (used for) operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

	EBITDA Reconciliation
						Nine Months Ended
	Fiscal Year					Sept. 30,	Sept. 29,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)					(Restated)

Net (loss) income	$(255,555)	$(103,084)	$17,011	$37,805	$138,308	$134,744	$13,144
Reconciliation to EBITDA:
Income taxes (benefit)	53,500	(5,500)	(10,000)	3,300	(95,211)	(96,714)	2,019
Interest expense, net	26,430	26,399	17,219	13,986	14,446	10,295	11,616
Loss (income) from discontinued operations	15,859	23,642	6,125	4,383	16	(11)	—

Operating (loss) income	(159,766)	(58,543)	30,355	59,474	57,559	48,314	26,779
Depreciation and amortization	21,152	13,714	10,209	10,738	17,943	12,932	15,036

EBITDA	$(138,614)	$(44,829)	$40,564	$70,212	$75,502	$61,246	$41,815

(h)	Working capital is defined as current assets minus current liabilities.

RISK FACTORS

Investing in the notes involves risks.  In addition to the risks of owning the notes, as a result of the conversion feature of the notes, a holder will also be exposed to the risks of owning our common stock, and the value of notes may fluctuate with the value of our common stock. You should carefully consider the risks described below relating to an investment in notes and our common stock, as well as the risks relating to Champion’s business described in Item IA. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of the notes could decline and you could lose part or all of your investment.

Risks related to the notes, our common stock and this offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We currently have a substantial amount of outstanding indebtedness. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancings will be possible or that any additional financing could be obtained on acceptable terms. The inability to refinance our existing debt or to obtain additional financing would have a material adverse effect on our financial position, liquidity and results of operations.

The degree to which we are leveraged creates risks including:

•	we may be unable to satisfy our obligations under our outstanding indebtedness;

•	we may find it more difficult to fund operating costs, capital expenditures, stock repurchases, acquisitions, or general corporate purposes;

•	we may have to dedicate a substantial portion of our cash resources to the payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	we may be vulnerable to adverse general economic and industry conditions.

Our credit facilities require us to comply with certain financial ratios and covenants. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities. As of September 29, 2007, we were in compliance with all financial and performance covenants on our credit facilities.

If we cannot comply with the requirements in our credit facilities, then the lenders may increase our borrowing costs or require us to repay immediately all of the outstanding debt. If our debt payments were accelerated, our assets might not be sufficient to fully repay the debt. These lenders may require us to use all of our available cash to repay our debt, foreclose upon their collateral or prevent us from making payments to other creditors on certain portions of our outstanding debt. These events may also result in a default under our senior note indenture.

We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such case, our financial condition, liquidity and results of operations would suffer.

Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the notes will be effectively subordinated to substantially all of our other debt, other than our outstanding 7.625% Senior Notes due 2009.

The notes will be unsecured obligations of Champion Enterprises, Inc. The notes will be effectively junior in right of payment to all of our secured indebtedness. Holders of any secured indebtedness of ours or our subsidiaries will have claims that are senior to the claims of the holders of any debt securities issued by us to the extent of the assets securing such other indebtedness. Any debt securities issued by us, including the notes, will effectively rank junior to that secured indebtedness. As of September 29, 2007, the aggregate amount of our and our subsidiaries’ secured indebtedness was approximately $256 million.

If we defaulted under our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including any debt securities issued by us. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionally less than holders of secured indebtedness.

Conversion of the notes or future sales or issuances of common stock may dilute the ownership interest of existing shareholders, including holders who have previously converted their notes. Such dilution may adversely affect the trading price of our common stock and of the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially affect the trading price of our common stock and the notes. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options, or upon conversion of preferred stock or debentures, or for other reasons. As of September 29, 2007, there were:

•	883,000 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $10.06 per share, all of which were exercisable; and

•	3.3 million shares of our common stock available for future grant under our equity compensation plans.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

Beginning on November 1, 2012, the interest rate on the notes is subject to reduction in certain circumstances.

Beginning on November 1, 2012, during any six-month period thereafter from November 1 to April 30 and from May 1 to October 31, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes, we will reduce the 2.75% interest rate for the notes to 2.25% solely for the relevant interest period. See “Description of the Notes — Interest.” We cannot predict the trading price of the notes and as a result, there can be no assurance that the interest rate on the notes will not be subject to reduction for some or all of the interest periods occurring on or after November 1, 2012.

Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus supplement.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We will not be restricted under the terms of the notes or the indenture pursuant to which the notes are to be issued from incurring additional indebtedness, including secured debt. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

We may not be able to pay interest on the notes or repurchase the notes at the option of the holder on specified dates or upon a fundamental change.

The notes bear interest at a rate of 2.75% per year. In addition, on November 1, 2012, November 1, 2017, November 1, 2022, November 1, 2027 and November 1, 2032, holders of the notes have the right to require us to repurchase all or a portion of their notes for cash at a price equal to 100% of their principal amount plus any accrued and unpaid interest up to, but excluding the repurchase date. Holders of notes also have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay interest to the note holders or to make the required repurchase of the notes at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to make the required repurchase upon a fundamental change is currently limited by the terms of our existing credit agreement and may be limited by law or the terms of other debt agreements or securities. Our failure to pay interest on the notes or to make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and thereby further restrict our ability to make such interest payments and repurchases. See “Description of the Notes — Interest,” “Description of the Notes — Conversion Rights — Settlement upon Conversion,” “Description of the Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Description of the Notes — Repurchase of Notes by Us at Option of Holder.”

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

Holders of our present and future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors,” among others, many of which are beyond our control.

Settlement of all conversions may be delayed and, as a result, you may receive less consideration than expected for your notes.

Upon conversion of the notes, settlement may be delayed until the 24th trading day following the relevant conversion date. See “Description of the Notes — Conversion Rights — General.” As a result, upon conversion of the notes, the value of the common stock you receive may be less than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined. In addition, upon conversion, you may receive shares of our common stock with a value less than the principal amount of notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

Our failure to convert the notes into shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture pursuant to which the notes are issued would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control involving us except to the extent described under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.”

The base conversion rate and the incremental share factor for the notes may not be adjusted for all dilutive events.

The base conversion rate and the incremental share factor of the notes are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” Neither the base conversion rate nor the incremental share factor will be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the base conversion rate or the incremental share factor.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with certain corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If certain corporate transactions occur, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which such corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading-day period immediately preceding the effective date of, such corporate transaction, as described below under “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.” The adjustment to the applicable conversion rate for notes converted in connection with such corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in, or the average price of our common stock over a five trading-day period immediately preceding the effective date of, such corporate transaction is greater than $200 per share, or less than $11.52 per share, no adjustment will be made to the applicable conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 86.8056 per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. The underwriter has advised us that it currently intends to make a market in the notes after the offering is completed. However, it is not obligated to do so, and may discontinue market making with respect to the notes without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the notes.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase for cash any or all of their notes, or any portion of the principal amount of such notes that is equal to $1,000 or an integral multiple of $1,000, at a price equal to 100% of the principal amount plus any accrued and unpaid interest. See “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” We also may be required to issue additional shares of our common stock upon conversion of outstanding notes in the event of certain corporate transactions. See “Description of the Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.”

Holding the notes does not entitle you to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

As a holder of the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you convert your notes, which you are permitted to do only in the limited circumstances described in this prospectus supplement. For example, in the event that an amendment is proposed to our restated articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to last day of the relevant observation period, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

We may issue preferred stock with rights senior to our common stock.

Our restated articles of incorporation, as amended, authorize the issuance of up to 5,000,000 shares of preferred stock without shareholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock, which may adversely impact the value of your notes. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Our restated articles of incorporation and Michigan law may have the effect of delaying or preventing a change of control, which could adversely affect the value of the shares of our common stock underlying the notes and the notes themselves.

In addition to the ability of our board of directors to issue shares of preferred stock, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of our company. Such statutes, along with anti-takeover provisions that our board of directors might include in preferred stock that they may choose to issue, could depress the market price of our common stock, into which the notes are convertible upon the terms described in this prospectus supplement, as well as limit the shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events might be beneficial to shareholders.

You may be subject to tax upon an adjustment to the base conversion rate or the applicable conversion rate of the notes even though you do not receive a corresponding cash distribution.

The base conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the base conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Price Range of Our Common Stock and Dividend Policy” and “Certain United States Federal Income Tax Considerations.”

If certain types of corporate transactions occur on or prior to the maturity date of the notes, under some circumstances, we will increase the applicable conversion rate for notes converted in connection with the corporate transaction. See “Description of the Notes — Conversion Rights— Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.” Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations.”

U.S. Holders of the notes will recognize income for U.S. federal income tax purposes significantly in excess of interest payments on the notes, and gain (if any) recognized on a disposition of notes will generally be taxed as ordinary income.

We and each holder of the notes agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. Holders (as defined under “Certain United States Federal Income Tax Considerations”) of the notes will be required to include interest in gross income in an amount significantly in excess of the stated interest of the notes. In addition, any gain recognized by a U.S. Holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note will generally be ordinary interest income and any loss will generally be ordinary loss to the extent of the interest previously included in income by the U.S. Holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or disposition of the notes. See “Certain United States Federal Income Tax Considerations.”

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be subject to limitation as a result of future conversions of the notes or other transactions.

In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize all or a portion of its pre-change net operating losses, or NOLs, to offset future taxable income. A corporation generally undergoes an “ownership change” when the stock ownership percentage (by value) of its “5 percent stockholders” increases by more than 50 percentage points over any three-year testing period. We currently have significant NOLs. Future transactions involving the sale or other transfer of our stock, such as additional stock issuances by us (including issuances upon future conversion of the notes) or acquisitions or sales of shares by certain holders of our shares, and the timing of such transactions, may result in an ownership change. There can be no assurance that we will realize any U.S. federal income tax benefit from any of our NOL carryforwards.

CAPITALIZATION

The following table sets forth our capitalization as of September 29, 2007:

•	on an actual basis; and

•	on an as adjusted basis to reflect the completion of our sale of the notes in this offering and the receipt and use of the proceeds therefrom (assuming the underwriters’ option to purchase additional senior convertible notes is not exercised) as described in “Use of Proceeds.”

The information presented below should be read in conjunction with our historical financial statements as of and for the nine months ended September 29, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly report on Form 10-Q for the quarter ended September 29, 2007 and incorporated by reference in this prospectus supplement.

	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents	$111,282	$168,113

Debt:
7 5/8% Senior Notes due 2009(a)	$82,298	$—
Notes offered hereby	—	160,000
Term Loan due 2012	70,250	62,250
Sterling Term Loan due 2012	90,210	90,210
Obligations under industrial revenue bonds	12,430	12,430
Other debt(b)	1,027	1,027

Total debt	$256,215	$325,917
Shareholders’ equity(c)	324,440	321,849

Total capitalization	$580,655	$647,766

(a)	Assumes all of the 2009 notes are tendered and accepted in the concurrent offer to purchase.

(b)	Other debt consists primarily of capitalized leases.

(c)	Adjustment to shareholders’ equity consists of the tender premium relating to the repurchase of the 2009 notes of approximately $4.0 million, net of taxes at an assumed rate of 35%.

USE OF PROCEEDS

We estimate the net proceeds of this offering will be approximately $155 million, after deducting the underwriter’s discounts and commissions and estimated offering expenses. Approximately $97 million of the net proceeds from this offering will be used to:

•	repurchase any and all of the 2009 notes tendered in the offer to purchase including tender premium and accrued interest;

•	repay not less than $8 million of our outstanding principal, plus accrued interest, under our term loan due 2012; and

•	pay related fees and expenses.

The remaining proceeds will be used for general corporate purposes.

If the underwriter exercises its option to purchase additional notes to cover over-allotments in full, we estimate that the net proceeds from this offering will be approximately $175 million, after deducting the underwriter’s discounts and commissions and estimated offering expenses. To the extent that less than $89 million of the proceeds are used to repurchase the 2009 notes (including tender premium and accrued interest), the difference between $89 million and the amount actually used will instead be used to repay additional amounts under our term loan due 2012.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Set forth below, for the periods indicated, are the high and low sale prices per share of common stock as reported by the New York Stock Exchange.

	High	Low

2005
First Quarter	$12.25	$9.11
Second Quarter	11.20	8.33
Third Quarter	14.97	9.58
Fourth Quarter	15.55	12.30
2006
First Quarter	$16.02	$13.00
Second Quarter	16.32	9.24
Third Quarter	10.56	5.15
Fourth Quarter	10.09	6.88
2007
First Quarter	$10.34	$7.18
Second Quarter	12.00	8.63
Third Quarter	12.74	8.80
Fourth Quarter (through October 29, 2007)	14.59	10.94

On October 29, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $11.52 per share.

We have not paid cash dividends on our common stock since 1974 and do not plan to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to finance the operation and expansion of our business.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, dated as of November 2, 2007 and a first supplemental indenture dated as of November 2, 2007, which together we refer to as the “indenture,” between us and Wells Fargo Bank, N.A., as trustee, to whom we refer as the “trustee.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

You may request a copy of the indenture from us. See “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the heading “Description of Debt Securities” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “the issuer,” “we,” “our” and “us” refer only to Champion Enterprises, Inc. (excluding its subsidiaries).

General

We are offering $160,000,000 aggregate principal amount of our 2.75% Convertible Senior Notes due 2037 (or $180,000,000 if the underwriter exercises its over-allotment option in full), which we refer to as the “notes.” We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. The notes will mature on November 1, 2037, subject to earlier conversion, redemption or repurchase.

The notes:

•	will be our general unsecured senior obligations;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form as described below under “—Book-Entry, Settlement and Clearance;”

•	will not be subject to defeasance or any sinking fund provision;

•	will be ranked equally in right of payment to any of our existing or future unsecured senior debt; and

•	will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

On or prior to the business day immediately preceding the maturity date, the notes may be converted based on an initial base conversion rate of 47.6954 shares of common stock per $1,000 principal amount of notes (equivalent to an initial base conversion price of approximately $20.97 per share of common stock), which base conversion rate may be subject to increase pursuant to a formula described below under “—Conversion Rights — General.” The base conversion rate is also subject to adjustment if certain events occur.

As described below under “— Conversion Rights — Settlement Upon Conversion,” we will settle conversions of notes by delivering a number of shares of our common stock, per $1,000 principal amount of notes, equal to the applicable conversion rate. Holders will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “— Conversion Rights — General.”

We may redeem the notes at our option, in whole or in part, beginning on November 1, 2012, as described below under “— Optional Redemption by Us.”

The notes will be subject to repurchase by us at the holders’ option on November 1, 2012, November 1, 2017, November 1, 2022, November 1, 2027 and November 1, 2032 on the terms and at the repurchase prices set forth below under “— Repurchase of Notes by Us at Option of Holder.”

The notes will be subject to repurchase by us at the holders’ option upon the occurrence of a fundamental change on the terms and at the purchase prices set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If any interest payment date, maturity date, redemption date, repurchase date, fundamental change purchase date or settlement date falls on a day that is not a business day, then the required payment or delivery will be made on the next succeeding business day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date, fundamental change purchase date or settlement date, as the case may be, to that next succeeding business day.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of certificated notes at the office or agency designated by us in the United States. We have initially designated a corporate trust office of Wells Fargo Bank, N.A. as our paying agent and registrar and its agency in Minneapolis, Minnesota, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (1) to holders holding certificated notes having an aggregate principal amount of $1,000,000 or less of notes by check mailed to the holders of such notes and (2) to holders holding certificated notes having an aggregate principal amount of more than $1,000,000 of notes either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes will bear interest at a rate of 2.75% per year (such interest rate subject to reduction as described below). Interest will accrue from November 2, 2007 and will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2008. Beginning on November 1, 2012, during any six-month period thereafter from November 1 to April 30 and from May 1 to October 31, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes, we will reduce the 2.75% interest rate for the notes solely to 2.25% for the relevant interest period.

“Trading price” of the notes on any determination date means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select; provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on any determination date will equal (1) the applicable conversion rate of the notes as of such determination date multiplied by (2) the average last reported sale price (as defined below under “— Conversion Rights — General”) of our common stock for the five consecutive trading days ending on such determination date. Solely for purposes of determining the interest rate on the notes beginning on November 1, 2012, as set forth above, the “applicable conversion rate” on any day will be (i) if the last reported sale price of our common stock on the trading day immediately preceding such day is less than or equal to the base conversion price, the base conversion rate and (ii) if such last reported sale price of our common stock is greater than the base conversion price, the base conversion rate plus a number of shares equal to the product of (a) the incremental share factor and (b) (1) the difference between such last reported sale price and the base conversion price divided by (2) such last reported sale price.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15 (each a “record date”), as the case may be (whether or not a business day), immediately preceding the relevant interest payment date; provided, however, that accrued and unpaid interest, if any, payable upon redemption or repurchase of the notes by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is after 5:00 p.m., New York City time, on a record date and on or prior to 9:00 a.m., New York City time, on the business day immediately following the interest payment date to which that record date relates, in which case such accrued and unpaid interest, if any, will be paid to the record holder on the relevant record date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context requires otherwise, all references to the term “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues and is payable in connection with our failure to comply with our reporting obligations under the indenture as set forth below under “ — Events of Default.”

Ranking

The notes will be our general unsecured obligations and rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. As of September 29, 2007, after giving pro forma effect to, and assuming all of the 2009 notes are tendered and accepted in, the concurrent offer to purchase, we had no significant indebtedness. The notes will also be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries in the amount of approximately $467 million as of September 29, 2007. See “Risk Factors — Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the notes will be effectively subordinated to substantially all of our other debt, other than our outstanding 7.625% Senior Notes due 2009.”

Conversion Rights

General

Holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date.

The applicable conversion rate for any notes to be converted will be equal to the sum of the daily conversion rate fractions for each day during the 20 trading days (as defined below) in the relevant observation period (as defined below). The daily conversion rate fraction for each trading day during the relevant observation period will be determined as follows:

•	if the last reported sale price (as defined below) of our common stock on such trading day is less than or equal to the base conversion price (as defined below), the daily conversion rate fraction for such trading day will be equal to the base conversion rate divided by 20; and

•	if the last reported sale price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to 1/20th of the following:

Base Conversion Rate +	(Last Reported Sale Price of our Common Stock on such Trading Day — Base Conversion Price) Last Reported Sale Price of our Common Stock on such Trading Day	x Incremental Share Factor

In no event, however, will the daily conversion rate fraction for any day during the observation period exceed 1/20th of 86.8056 shares of our common stock (the “daily share cap”), subject to adjustment in the same manner as the base conversion rate as described herein.

The “base conversion rate” is 47.6954 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “— Conversion Rate Adjustments.” The applicable conversion rate may also be adjusted in certain corporate transactions. See “— Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions” below.

The “base conversion price” per $1,000 principal amount of notes is a dollar amount (initially, approximately $20.97) determined by dividing $1,000 by the base conversion rate.

The “incremental share factor” is initially 39.1102, subject to the same proportional adjustment as the base conversion rate.

The “observation period,” with respect to any note, means the 20 consecutive trading day period beginning on and including the second trading day after the conversion date for such note, except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date for the notes, the “observation period” means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day immediately preceding the maturity date for the notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Scheduled trading day” means any day that is scheduled to be a trading day.

“Trading day” means a day during which trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is listed for trading; provided that if our common is not listed for trading on a U.S. national or regional securities exchange, trading day will mean a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” or a repurchase notice as described under “— Repurchase of Notes by Us at Option of Holder” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the relevant notice in accordance with the indenture. In addition, if we call notes for redemption as described below under “— Optional Redemption by Us,” a holder may convert the notes called for redemption at any time prior to the close of business on the business day immediately prior to the redemption date.

Settlement Upon Conversion

Upon conversion of the notes, we will deliver to holders, for each $1,000 principal amount of notes converted, a number of shares equal to the applicable conversion rate on the third trading day immediately following the last trading day of the relevant observation period.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth in the immediately succeeding paragraph. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the last trading day of the relevant observation period. Our settlement of conversions as described below under “— Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period after 5:00 p.m., New York City time, on any regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date, repurchase date or a fundamental change purchase date (as defined below) that is after a record date and on or prior to the business day immediately following the interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before 5:00 p.m., New York City time, on the business day immediately preceding the maturity date for the notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct in writing the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, the number of shares of our common stock due upon conversion based upon the applicable conversion rate, as determined above under “— General.” By the close of business on the scheduled trading day immediately preceding the start of the observation period, we will provide written notification to the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion. If the designated financial institution accepts any such notes, it will deliver the number of shares of our common stock due upon conversion to the conversion agent and the conversion agent will deliver those shares of our common stock to the converting holder. Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related shares of our common stock, we will, as promptly as practical thereafter (but no later than the fourth trading day immediately following the last trading day of the relevant observation period) convert the notes into shares of our common stock based on the applicable conversion rate as set forth above under “— Settlement Upon Conversion.” If such designated financial institution does not accept the notes for exchange, we will convert the notes into shares of our common stock, based on the applicable conversion rate, as set forth under “— Settlement Upon Conversion.” Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion Rate Adjustments

The base conversion rate will be subject to adjustment as described below. The incremental share factor will be proportionately adjusted on the same basis as the base conversion rate.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the record date for such distribution, the base conversion rate will be adjusted based on the following formula (provided that the base conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed):

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0, = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply,

then the base conversion rate will be adjusted based on the following formula:

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the base conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR0 = the base conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new base conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the base conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the base conversion rate will be adjusted based on the following formula:

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share of our common stock that we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be increased based on the following formula:

where,

CR0 = the base conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new base conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the base conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days immediately following, but excluding, the date that any tender or exchange offer expires, references within this paragraph (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

Except as stated herein, we will not adjust the base conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, after the effective time of such event, the right to convert the notes into shares of our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that a holder would have received in such event if such holder had converted its note immediately prior to the effective time of such event.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the base conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the base conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the base conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the base conversion rate, see “Certain United States Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect, upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the base conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The base conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or restricted stock units or options or rights (including shareholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the base conversion rate will be calculated to the nearest 1/10,000th of a share.

Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change” as defined below to, and including, the business day prior to the related fundamental change purchase date (or, in the case of a transaction or event that does not constitute a fundamental change by virtue of the parenthetical in clause (2) of the definition thereof, the 45th day immediately following the effective date of such transaction or event), the applicable conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change. In addition, in the case of any make-whole fundamental change that does not constitute a fundamental change, we will notify holders of the effective date of such make-whole fundamental change on or before such effective date and will concurrently issue a press release announcing such effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1) or clause (2) (determined without regard to the parenthetical “(other than any transaction or event pursuant to which holders of our common stock immediately prior to such transaction or event have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after the consummation of such transaction or event)” in such clause (2)) under the definition of fundamental change as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” below.

The number of additional shares by which the applicable conversion rate for the notes will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, which we refer to as the “effective date,” and the price paid per share of our common stock in the fundamental change in the case of a make-whole fundamental change constituting a share exchange, exchange offer, tender offer, consolidation, merger or similar transaction described in clause (2) of the definition of fundamental change (determined without regard to the parenthetical in such clause (2)) in which holders of our common stock receive only cash, or in the case of all other make-whole fundamental changes, the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole fundamental change, which we refer to as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of the notes:

Number of Additional Shares
(per $1,000 principal amount of the notes)

	Stock Price

Effective Date	$11.52	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00	$175.00	$200.00

November 2, 2007	39.1102	32.1896	28.8095	21.8398	16.6211	13.2635	10.9561	9.2870	8.0296	6.2680	5.0953	4.2579	3.6290	3.1389	2.2827	1.7298	1.3447	1.0627

November 1, 2008	39.1102	29.7671	26.1360	19.3338	14.3841	11.2965	9.2296	7.7668	6.6839	5.1941	4.2177	3.5262	3.0087	2.6056	1.9004	1.4431	1.1229	0.8876

November 1, 2009	39.1102	26.9981	22.9177	16.3003	11.6978	8.9625	7.2071	6.0065	5.1411	3.9805	3.2346	2.7100	2.3177	2.0116	1.4733	1.1214	0.8736	0.6904

November 1, 2010	39.1102	23.8111	18.8907	12.4956	8.3970	6.1694	4.8473	3.9969	3.4096	2.6479	2.1654	1.8245	1.5672	1.3645	1.0037	0.7653	0.5964	0.4710

November 1, 2011	39.1102	20.1151	13.4314	7.4344	4.2753	2.9057	2.2332	1.8499	1.5984	1.2709	1.0535	0.8935	0.7697	0.6708	0.4929	0.3744	0.2900	0.2271

November 1, 2012	39.1102	18.9261	2.2707	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $200 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $11.52 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 86.8056 per $1,000 principal amount of such notes, subject to adjustments in the same manner as the base conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Optional Redemption by Us

Prior to November 1, 2012, the notes will not be redeemable at our option. On or after November 1, 2012, we may redeem the notes for cash, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the redemption date. We will make at least 10 semi-annual interest payments (including the interest payment on May 1, 2008) on the notes before we can redeem the notes at our option.

If the relevant redemption date occurs after a record date and on or prior to the interest payment date to which that record date relates, the full amount of accrued and unpaid interest shall be paid on such interest payment date to the record holder on the relevant record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed.

We will provide not less than 30 nor more than 60 days’ written notice of redemption by electronic transmission or mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

If we call the notes for redemption, notes or portions of notes to be redeemed will be convertible by the holder until the close of business on the business day before the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay will be equal to the principal amount of notes subject to repurchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, exchange offer, tender offer, consolidation or merger of us or similar transaction pursuant to which our common stock will be converted into cash, securities or other property (other than any transaction or event pursuant to which holders of our common stock immediately prior to such transaction or event have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after the consummation of such transaction or event) or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) our shareholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock ceases to be listed on a U.S. national or regional securities exchange.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions that constitute such a fundamental change consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into the consideration in the transaction or transactions that constitute such a fundamental change (as set forth above under “— Conversion Rights — Settlement Upon Conversion”).

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the tenth day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the base conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, payment of the fundamental change purchase price would be prohibited by our current credit agreement and may be further limited by law or the terms of other debt agreements or securities. See “Risk Factors — Risks related to the notes, our common stock and this offering — We may not be able to pay interest on the notes or repurchase the notes at the option of the holder on specified dates or upon a fundamental change.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Repurchase of Notes by Us at Option of Holder

On November 1, 2012, November 1, 2017, November 1, 2022, November 1, 2027 and November 1, 2032 (each, a “repurchase date”), any holder may require us to repurchase for cash any outstanding notes for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the interest payment date to which that record date relates, we will pay such interest to the holder of record on the relevant record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased.

Within 20 business days before any repurchase date, we are required to give written notice to each holder and the trustee of the repurchase date and of each holder’s repurchase rights and the procedures that each holder must follow in order to require us to repurchase its notes as described below.

A holder may submit a repurchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

Any repurchase notice given by a holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase, or if not certificated, the notice of repurchase must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn, or if not certificated, the notice of withdrawal must comply with appropriate DTC procedures; and

•	the principal amount of the notes, if any, which remains subject to the repurchase notice.

If holders require us to repurchase any outstanding notes on any repurchase date, we may not have enough funds to pay the repurchase price. In addition, payment of the repurchase price may be limited by law or the terms of our future debt agreements or securities. See “Risk Factors — Risks related to the notes, our common stock and this offering — We may not be able to pay interest on the notes or repurchase the notes at the option of the holder on specified dates or upon a fundamental change.” If we fail to repurchase the notes when required, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar provisions permitting our holders to require us to repurchase our indebtedness on some specific dates.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements.

No notes may be purchased by us at the option of holders on a repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

If, on the relevant repurchase date, the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all of the holder’s other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, another person unless (1) if we are not the resulting, surviving or transferee corporation, the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture and (3) other conditions specified in the indenture are met. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, us under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

In addition to those events of default described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default under the Indentures,” the following are events of default under the indenture for the notes:

(1) our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets;”

(2) our failure to issue a fundamental change notice when such notice becomes due in accordance with the terms of the indenture;

(3) our failure comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

(4) default in our obligation to redeem the notes after we have exercised our option to redeem;

(5) default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $40 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

(6) a final judgment for the payment of $40 million or more rendered against us or any of our subsidiaries and such amount is not covered by insurance or an indemnity or not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(7) certain events of bankruptcy, insolvency, or reorganization relating to any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

Notwithstanding the foregoing, at our election, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “— Reports” will, for the 120 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If we so elect, the additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 120th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 120th day (or earlier, if an event of default relating to the reporting obligations is cured or waived prior to such 120th day), such additional interest will cease to accrue and, unless such event of default has been cured or waived, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights the holders of notes in the event of an occurrence of any other event of default.

In order to elect to pay the additional interest as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent in writing of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, in addition to those provisions described in the accompanying prospectus in the second set of bullets under the heading “Description of Debt Securities — Modification of Indenture,” the indenture or the notes may not be amended without the consent of each holder of an outstanding note affected to, among other things:

(1) make any change that impairs or adversely affects the conversion rights of any notes;

(2) modify the redemption or repurchase provisions of the indenture in a manner adverse to the holders;

(3) reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased; or

(4) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, N.A. is the trustee, security registrar, paying agent, bid solicitation agent and conversion agent.

Reports

We shall deliver to the trustee (unless such reports have been filed within the time period set forth below on the SEC s Electronic Data Gathering, Analysis and Retrieval system), within 15 calendar days after we would have been required to file with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided within 15 days after the dates, applicable to a registrant that is not an accelerated filer or a large accelerated filer, on which we would have been required to provide reports had we continued to have been subject to such reporting requirements. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’ s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing and any holder of notes requests that the notes be issued in physical, certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our restated articles of incorporation and bylaws. In addition to the summary of our capital stock that follows, we encourage you to review our restated articles of incorporation and bylaws, which we have filed with the SEC.

Authorized Capital Stock

Our authorized capital stock is 120,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, no par value. At October 29, 2007, 77,149,542 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of preferred stock, holders of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof adopted by our board of directors, as shall be expressed in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Certain Anti-takeover Matters

Our restated articles of incorporation, bylaws and Michigan law contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt. This summary is subject to, and qualified in its entirety by, the provisions of the restated articles of incorporation and the bylaws, as well as the provisions of any applicable laws.

Important Provisions of the Restated Articles of Incorporation and Bylaws.  Our bylaws permit incumbent directors to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, unless filled by proper action of the shareholders. Furthermore, our bylaws require shareholders to give advance notice of proposals to be presented at meetings of shareholders, including director nominations.

These provisions, as well as the provisions of Chapters 7A and 7B of the Michigan Business Corporation Act, the MBCA, described below, may delay shareholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a shareholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, as discussed above, our board of directors has the authority to issue preferred stock from time to time without shareholder approval, which could delay or prevent a change of control or other corporate action.

Michigan Laws.  Chapter 7A of the MBCA provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Chapter 7A defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met, and the interested shareholder has been such for at least five years.

Chapter 7B of the MBCA provides that, unless a corporation’s articles of incorporation or bylaws provide that Chapter 7B does not apply, “control shares” of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. “Control shares” are shares which, when added to shares previously owned by a shareholder, increase such shareholder’s ownership of voting stock to:

•	more than 20% but less than 33 1/3%;

•	more than 33 1/3% but less than a majority; or

•	more than a majority of the votes to which all of the capital stock of the corporation is entitled to vote in the election of directors.

A control share acquisition must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and specified officers and directors. Currently, our bylaws provide that we are subject to the provisions of Chapter 7B. While our board of directors has no present plan to do so, our board of directors may, in its sole discretion, elect not to be subject to Chapter 7B in the future by amending our bylaws.

Listing

Our common stock is listed and traded on the New York and Chicago Stock Exchanges under the symbol “CHB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion describes the material U.S. federal income tax consequences of owning the notes and, to the extent described below, our common stock received upon a conversion of the notes. It applies to you only if you purchase a note in this offering at the “issue price” as determined for U.S. federal income tax purposes and hold your note and common stock as a capital asset for tax purposes. In addition, this discussion does not discuss any foreign, state, or local tax considerations.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	an entity treated as a partnership for U.S. federal income tax purposes,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	certain former citizens or residents of the United States,

•	a person that owns notes as part of a straddle, integration or conversion transaction for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

No statutory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or IRS, with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

Pursuant to the terms of the indenture, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments.

Although we intend to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the contingent debt regulations, certain aspects of the application of the contingent debt regulations are uncertain and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the treatment of the notes. Accordingly, holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder may be required to accrue interest income at a higher or lower rate, may not recognize income, gain or loss upon conversion of a note into our common stock, and may recognize capital gain or loss upon a taxable disposition of a note.

The remainder of this discussion assumes that our treatment of the notes and our application of the contingent debt regulations to the notes will be respected.

U.S. Holders

This discussion applies to U.S. Holders.

You are a U.S. Holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If an entity treated as a domestic partnership for U.S. federal income tax purposes owns notes, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and upon the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock, as the case may be.

A beneficial owner of notes that is a non-U.S. Holder (as defined in “— Non-U.S. Holders” below) should see “ — Non-U.S. Holders” below.

Interest Accruals on the Notes

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the notes on a constant-yield basis, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you generally will be required to include interest in taxable income in each year in excess of the cash interest received on the notes and in excess of any contingent interest payments actually received in that year.

Under the rules governing contingent payment debt obligations, you must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a note that equals:

•	the product of (i) the adjusted issue price of the note as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the note.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the note.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument. We have determined that the comparable yield for the notes is 9.73%, compounded semi-annually.

We are required to provide you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from us by telephoning Investor Relations at (248) 340-9090 or submitting a written request to: Champion Enterprises, Inc., Attention: Investor Relations.

You have agreed to use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the notes. Although under U.S. federal income tax law, you would generally be permitted to determine your own comparable yield or projected payment schedule if you were to timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable, you are bound pursuant to the indenture by our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes.

The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of your interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Adjustments to Interest Accruals on the Notes

If you receive actual payments with respect to a note in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If you receive actual payments with respect to a note in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the notes for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Any negative adjustment in excess of the amounts described in (1) and (2) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized upon a sale, exchange, conversion, repurchase or redemption of the note.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Conversion, Repurchase or Redemption

Generally, the sale, exchange, including a conversion, repurchase or redemption of a note will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by you upon a conversion of a note as a contingent payment. As described above, you will agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, conversion of a note will also result in taxable gain or loss to you.

The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received upon a conversion, and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your original purchase price for the note, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made on the note without regard to the actual amount paid. Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Your tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase typically would be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you do not receive a cash payment.

If the conversion rate is increased at our discretion or in other circumstances, such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to the holders of our common stock.

For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the exchange rate if we pay a cash dividend will generally result in deemed taxable dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders.

Dividends on Common Stock

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received in tax years ending on or before December 31, 2010, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains, provided that certain holding periods are satisfied.

Gain on Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If an entity treated as a foreign partnership for U.S. federal income tax purposes owns notes, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and upon the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock, as the case may be.

If you are a U.S. Holder, this section does not apply to you.

Payments Made with Respect to the Notes

All payments on the notes made to a non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will generally be exempt from United States income and withholding tax, provided that: (i) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange or conversion of the notes, we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. Holder’s holding period in the notes. We believe that we are not and do not anticipate becoming, a U.S. real property holding corporation.

If a non-U.S. Holder of a note were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Dividends” above), however, the non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. Holder or (b) in the case of a non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. Holder’s holding period in the common stock. We believe that we are not and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the notes, or the proceeds of the sale or other disposition of the notes or our common stock. In addition, we must report annually to the IRS and to each non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to Credit Suisse Securities (USA) LLC all of the notes.

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below.

We have granted to the underwriter a 13-day option to purchase up to an additional $20,000,000 principal amount of notes at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

The underwriter proposes to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $16.50 per $1,000 principal amount of notes. After the public offering the underwriter may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay.

	Per Note		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$27.50	$27.50	$4,400,000	$4,950,000
Expenses payable by us	$3.75	$3.33	$600,000	$600,000

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

We have agreed that we will not, directly or indirectly, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of the Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement. Notwithstanding the foregoing, we may issue shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee or director stock options pursuant to the terms of a plan in effect on the date hereof, issuances of shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the exercise of such options or issuances of shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to our dividend reinvestment plan.

The 60-day restricted period described in the preceding paragraph will be extended if:

(1)	during the last 17 days of the 60-day restricted period, we release earnings results or material news or a material event relating to us occurs; or

(2)	prior to the expiration of the initial 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such extension. We will provide Credit Suisse Securities (USA) LLC with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the restricted period.

Our executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

The 60-day restricted period described in the preceding paragraph will be extended if:

(1)	during the last 17 days of the initial 60-day restricted period, we release earnings results or material news or a material event relating to us occurs; or

(2)	prior to the expiration of the initial 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 60-day restricted period, in which case the restricted period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such extension.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of pricing the notes.

The underwriter and certain of their affiliates have performed investment banking, commercial banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. The underwriter may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriter is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriter may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriter will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriter sells more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Affiliates of the underwriter are lenders under our credit facility and an affiliate of the underwriter is the administrative agent under our credit facility. Because affiliates of the underwriter are lenders under our credit facility and may receive more than 10% of the net proceeds of this offering upon the repayment of amounts outstanding under our credit facility as described in “Use of Proceeds,” this offering is being conducted in accordance with Rule 2710(h) of the Financial Industry Regulatory Authority, or FINRA.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Underwriter; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Notes to the public in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

SELLING RESTRICTIONS ADDRESSING ADDITIONAL UNITED KINGDOM SECURITIES LAWS

The Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for us by Dykema Gossett PLLC, Bloomfield Hills, Michigan. Selected legal matters with respect to the notes will be passed upon for the underwriters by Davis Polk & Wardwell.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 30, 2006 and for the year then ended, incorporated herein by reference in this prospectus supplement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its reports included in our Annual Report on Form 10-K for the year ended December 30, 2006.

Our consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Champion Enterprises, Inc., 2701 Cambridge Court, Suite 300, Auburn Hills, MI 48326, Attention: Corporate Secretary. This prospectus supplement incorporates by reference the following documents:

•	Our annual report on Form 10-K for the fiscal year ended December 30, 2006 filed on February 27, 2007;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 filed on April 30, 2007, June 30, 2007 filed on July 26, 2007 and September 29, 2007 filed on October 26, 2007;

•	Our current reports on Form 8-K filed on February 15, 2007, March 13, 2007 (amending our current report filed on April 7, 2006), March 28, 2007 and June 22, 2007; and

•	The description of our common stock included in our Form 8-A filed with the SEC on April 13, 1995, and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the particular securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be convertible or exchangeable;

•	debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or exchangeable; and

•	warrants.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York and Chicago Stock Exchanges under the trading symbol “CHB.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2007.

In this prospectus, except as otherwise indicated, “Champion,” “we,” “our” and “us” refer to Champion Enterprises, Inc. and all entities included in our consolidated financial statements.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell:

•	shares of our common stock;

•	shares of our preferred stock, which may be convertible or exchangeable;

•	debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or exchangeable; and

•	warrants,

together or separately, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.championhomes.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (filed on February 27, 2007);

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2007 (filed on April 30, 2007), the quarterly period ended June 30, 2007 (filed on July 26, 2007) and the quarterly period ended September 29, 2007 (filed on October 26, 2007) and;

•	our Current Reports on Form 8-K filed on February 15, 2007, March 13, 2007 (amending our Current Report on Form 8-K filed April 7, 2006), March 28, 2007 and June 22, 2007; and

•	the description of our common stock included in our Form 8-A filed with the SEC on April 13, 1995, and any amendment or report we may file with the SEC for the purpose of updating such description.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Jay L. Kreindler, Associate General Counsel, 2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan 48326; telephone: (248) 340-9090.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. You can identify such forward-looking statements by the use of terms such as “expect,” “believe,” “may,” “could,” “estimate,” “intend” or similar words or phrases. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in the accompanying prospectus supplement and are disclosed in the information incorporated by reference in this prospectus, including in Item 1A. Risk Factors, of our Form 10-K for the fiscal year ended December 30, 2006. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

OUR COMPANY

We are the second largest producer of manufactured homes in North America, the largest producer of modular homes in North America and the largest producer of modular structures in the United Kingdom, based on revenues. We currently operate 28 North American manufacturing facilities in 16 states and two provinces in western Canada, and four manufacturing facilities on one site in the United Kingdom. We also operate 16 retail sales offices located throughout the state of California, which sell manufactured homes to consumers primarily targeted to be permanently sited in leased land communities.

Our principal offices are located at 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326. Our telephone number is (248) 340-9090.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets; and

•	redemption and repayment of short-term or long-term borrowings.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five most recent fiscal years and the three fiscal quarters ended September 29, 2007 are set forth below:

	Fiscal Year Ended							Nine Months Ended
	2002		2003		2004	2005	2006	September 29, 2007

Ratio of Earnings to Fixed Charges(1)	(4.3x	)(2)	(1.6x	)(2)	1.6x	3.2x	2.9x	1.9x

(1)	For purposes of determining the ratios of earnings to fixed charges, fixed charges is defined as the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries. Earnings is defined as the amount resulting from adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) your share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and subtracting (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that are accounted for using the equity method of accounting. Public utilities following SFAS 71 should not add amortization of capitalized interest in determining earnings, nor reduce fixed charges by any allowance for funds used during construction.

(2)	Earnings in 2002 and 2003 were lower than the amount necessary for a one to one ratio of earnings to fixed charges by $183.7 million and $84.6 million, respectively.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the applicable indenture. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture, also referred to as the “senior trustee.” Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture, also referred to as the “subordinated trustee.” As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture, as applicable. Both indentures will be qualified under the Trust Indenture Act. As used in this registration statement, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of some material provisions of the senior debt securities, the subordinated debt securities, and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture and any supplemental indenture applicable to a particular series of debt securities, including the definitions in this registration statement of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, as applicable, will be identical.

General

Each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable in whole or in part in temporary or permanent global form or in the form of book-entry securities;

•	the maturity date(s) of the debt securities;

•	the interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue on the debt securities, the date(s) interest will be payable, or the method for determining the interest payment dates and the record dates for the determination of holders to whom interest is payable on interest payment dates or the method for determining the record date(s);

•	the place(s) where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period;

•	the date, if any, after which, and the price(s) at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, at our option, and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions respecting the debt securities;

•	the currency or currency units in which payment of the principal of, premium, if any, and interest on the debt securities shall be payable;

•	whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we will have the option to redeem the debt securities rather than to pay additional amounts;

•	the terms pursuant to which the debt securities are subject to defeasance and satisfaction and discharge;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the applicable indenture with respect to the debt securities;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of such series of debt securities would be subject to adjustment.

Guarantees

Any senior or subordinated debt securities may be guaranteed by one or more of our direct and indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates.

Consolidation, Merger or Sale

Unless noted otherwise in a prospectus supplement, the indentures will not contain any covenant which restricts the our ability to merge or consolidate, or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities issued:

•	failure to pay interest on the debt securities when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal or premium of the debt securities, if any, when due;

•	failure to deposit any sinking fund payment, when due, for any debt security and in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

•	failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, and such failure continues for 60 days after we receive notice from the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	if the debt securities are convertible into shares of our common stock or other securities, failure by us to deliver common stock or the other securities when the holder or holders of the debt securities elect to convert the debt securities into shares of our common stock or other securities; and

•	particular events of bankruptcy, insolvency, or reorganization with respect to us.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the debt trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. However, upon an event of default due to particular events of bankruptcy, insolvency, or reorganization with respect to us as specified in the indenture, the aggregate principal amount, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences (except defaults or events of default regarding payment of principal, premium, if any, or interest on the debt securities or, if the debt securities are convertible into shares of our common stock or other securities, defaults or events of default regarding payment or delivery of shares of our common stock or other securities upon conversion of such debt securities) and rescind any such acceleration with respect to the debt securities and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the debt securities that have become due solely by such declaration of acceleration, have been cured or waived. Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debt trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the debt trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity or security to the debt trustee to institute such proceedings as trustee; and

•	the debt trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request, and offer of indemnity.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities or, if the debt securities are convertible into shares of our common stock or other securities, our default in the payment or delivery of shares of our common stock or other security upon conversion of the debt securities.

We will periodically file statements with the debt trustee regarding our compliance with all of the conditions and covenants in the indentures.

Modification of Indenture

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to cure any ambiguity, omission, defect, or inconsistency in such indenture;

•	to provide for the assumption by a successor of our obligations under such indenture;

•	to add guarantees, including subsidiary guarantees, with respect to debt securities or to release subsidiary guarantors from subsidiary guarantees as provided by the terms of an indenture or to secure debt securities;

•	to add to our covenants for the benefit of holders of debt securities or to surrender any right or power conferred upon us;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities, as set forth in such indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect; provided that any amendment to conform the terms of any debt securities contained in the final offering document therefor shall not be deemed to be adverse to any holder;

•	to secure any series of debt security; or

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	change the fixed maturity of such series of debt securities;

•	reduce the principal amount, reduce the rate of, or extend the time of payment of interest, or any premium payable upon the redemption of any such debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	a change in the currency in which any debt security or any premium or interest is payable;

•	impair the right to receive payment of principal and interest on any debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with any provision of the indentures;

•	reduce the requirements contained in the applicable indenture for quorum or voting;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

•	modify any of the above provisions.

Form, Exchange, and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar designated by us for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of that series of such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the debt trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter, as an unsecured general creditor, may look only to us for payment thereof.

Reports

We shall deliver to the debt trustee (unless such reports have been filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system), within 15 calendar days after we file the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the debt trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports shall be provided within 15 days after the dates applicable to a registrant that is not an accelerated filer or large accelerated filer on which we would have been required to provide reports had we continued to have been subject to such reporting requirements. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act shall be applicable.

Subordination of Subordinated Debt Securities

Unless noted otherwise in a prospectus supplement, any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. Additionally, unless noted otherwise in a prospectus supplement, the subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 120,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, no par value. At October 26, 2007, 77,149,542 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our articles of incorporation and bylaws, which we have filed with the SEC. A copy of our restated articles of incorporation, as amended, was filed with the SEC as Exhibit 3.1 to the Current Report on Form 8-K filed April 19, 2006. A copy of our bylaws was filed with the SEC as Exhibit 3.5 to the Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

Description of Common Stock

We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of preferred stock, holders of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

Description of Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof adopted by our board of directors, as shall be expressed in the resolutions providing therefor. A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;

•	the price or prices at which the preferred stock may be purchased;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for an auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of United States federal income tax considerations applicable to the preferred stock;

•	all series of preferred stock rank on a parity with each other and rank senior to common stock with respect to payment of dividends and distributions of assets upon liquidation; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Holders of our preferred stock will have no preemptive rights.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Conversion or Exchange.  The terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

Certain Anti-takeover Matters

Our restated articles of incorporation, bylaws and Michigan law contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt. This summary is subject to, and qualified in its entirety by, the provisions of the restated articles of incorporation and the bylaws, as well as the provisions of any applicable laws.

Important Provisions of the Restated Articles of Incorporation and Bylaws.  Our bylaws permit incumbent directors to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, unless filled by proper action of the shareholders. Furthermore, our bylaws require shareholders to give advance notice of proposals to be presented at meetings of shareholders, including director nominations.

These provisions, as well as the provisions of Chapters 7A and 7B of the Michigan Business Corporation Act, the MBCA, described below, may delay shareholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a shareholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, as discussed above, our Board of Directors has the authority to issue preferred stock from time to time without shareholder approval, which could delay or prevent a change of control or other corporate action.

Michigan Laws.  Chapter 7A of the MBCA provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Chapter 7A defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met, and the interested shareholder has been such for at least five years.

Chapter 7B of the MBCA provides that, unless a corporation’s articles of incorporation or bylaws provide that Chapter 7B does not apply, “control shares” of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. “Control shares” are shares which, when added to shares previously owned by a shareholder, increase such shareholder’s ownership of voting stock to:

•	more than 20% but less than 33 1/3%;

•	more than 33 1/3% but less than a majority; or

•	more than a majority of the votes to which all of the capital stock of the corporation is entitled to vote in the election of directors.

A control share acquisition must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and specified officers and directors. Currently, our bylaws provide that we are subject to the provisions of Chapter 7B. While our board of directors has no present plan to do so, our board of directors may, in its sole discretion, elect not to be subject to Chapter 7B in the future by amending our bylaws.

Listing

Our common stock is listed and traded on the New York and Chicago Stock Exchanges under the symbol “CHB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock, including preferred stock represented by depositary shares, debt securities or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers;

•	in short or long transactions;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market marker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities for which they have been appointed an agent on a continuing basis.

If we use underwriters for a sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in an applicable prospectus supplement the name of the underwriter and the nature of any such relationship.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York and Chicago Stock Exchanges. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Legal matters as to Michigan law relating to the validity of the securities offered by this prospectus will be passed upon for us by Dykema Gossett PLLC.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 30, 2006, as set forth in their reports, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.